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                                                                   EXHIBIT 10.10

                          THE PBG DIRECTORS' STOCK PLAN
                        (Effective as of March 30, 1999)


1.       PURPOSES

         The principal purposes of The PBG Directors' Stock Plan (the "Plan") are to provide compensation to those members of the Board of Directors of The Pepsi Bottling Group, Inc. ("PBG") who are not also employees of PBG, to assist PBG in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of PBG's shareholders.

2.       EFFECTIVE DATE

         The Plan was unanimously approved by the Board of Directors of PBG and became effective on March 30, 1999.

3.       ADMINISTRATION

         The Plan shall be administered and interpreted by the Directors of PBG who are also employed by PBG ("Employee Directors"). The Employee Directors shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Employee Directors deem necessary or advisable. The Employee Directors' interpretations of the Plan, and all actions taken and determinations made by the Employee Directors pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including PBG, its Directors and shareholders and any employee of PBG. The costs and expenses of administering the Plan shall be borne by PBG and not charged against any award or to any Non-Employee Director.

4.       ELIGIBILITY

         Directors of PBG who are not employees of PBG ("Non-Employee Directors") are eligible to receive awards under the Plan. The Employee Directors are not eligible to participate in the Plan, but shall be eligible to participate in other PBG benefit and compensation plans.

5.       INITIAL AWARD

         Under the Plan, each Non-Employee Director shall, on the first day of the month after commencing service as a Director of PBG, receive a formula grant of restricted stock ("Restricted Stock"); provided, however, that individuals serving as Non-Employee Directors on March 30, 1999 shall receive their initial award of Restricted Stock on March 30, 1999. The number of shares of Restricted Stock to be included in each such award shall be determined by dividing $25,000 by the Fair Market Value (as defined below) of a share of PBG Common Stock on the date of grant (the "Stock Grant Date"), or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. The number of shares so determined shall be rounded to the nearest number of whole shares. If the recipient of the Restricted Stock continuously remains a Director of PBG, the Restricted Stock granted hereunder shall vest and any restrictions thereon shall lapse on the first anniversary of the Stock Grant Date; provided, however, that, in the event of a Non-Employee Director's death or Disability (as defined in Section 6(c)), the Restricted Stock granted to such Non-Employee Director shall vest and any restrictions thereon shall lapse immediately. Notwithstanding the foregoing, a Non-Employee Director may not sell or otherwise transfer any Restricted Stock granted to him or her prior to the date such Non-Employee Director ceases to serve

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as a Director for any reason. The Non-Employee Director shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to receive all dividends or other distributions paid or made with respect to the stock. Any such dividends or distributions shall be subject to the same restrictions as the Restricted Stock in respect of which such dividends or distributions were made. Each Restricted Stock award shall be evidenced by an agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

6.       ANNUAL AWARD

         (a) Under the Plan, each Non-Employee Director shall receive an annual formula grant of options to purchase shares of PBG Common Stock ("Options") at a fixed price (the "Exercise Price"). Such grant shall be made annually on April 1; provided, however, that the grant to be made in 1999 grant shall be made on March 30, 1999 (the "Option Grant Date"); provided further, however, that each individual who becomes a Non-Employee Director after April 1, 1999 and in a month other than March shall receive a pro-rated annual formula grant of options (a "Pro-Rated Grant") on the first day of the month following the date he or she commences service as a Director of PBG (the "Pro-Rated Option Grant Date"). To receive a grant of Options, a Non-Employee Director must be actively serving as a Director of PBG on the Option Grant Date or the Pro-Rated Option Grant Date, as applicable.

         (b) The number of Options to be included in each option award shall be determined by dividing the Grant Amount (as defined below) by the Fair Market Value (as defined below) of a share of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. Grant Amount shall mean $225,000, except that, in the case of a Pro-Rated Grant, Grant Amount shall mean the following: (i) $168,750 in the case of an individual who commences service as a Director on or after April 2 and on or before June 30; (ii) $112,500 in the case of an individual who commences service as a Director on or after July 1 and on or before September 30; (iii) $56,250 in the case of an individual who commences service as a Director on or after October 1 and on or before December 31; and (iv) $0 in the case of an individual who commences service as a Director on or after January 1 and on or before March 31. The number of Options so determined shall be rounded to the nearest number of whole Options. "Fair Market Value" shall mean the average of the high and low per share sale prices for PBG Common Stock on the composite tape for securities listed on the New York Stock Exchange for the day in question, except that such average price shall be rounded up to the nearest one-fourth; provided, however, that "Fair Market Value" on March 30, 1999 shall mean $23.00, the initial offering price per share of PBG Common Stock.

         (c) Options shall vest and become immediately exercisable on the Option Grant Date or Pro-Rated Option Grant Date, as applicable; provided, however, that Options granted on March 30, 1999 shall vest on the earliest of (i) June 1, 1999, (ii) the Non-Employee Director's death, or (iii) the Non-Employee Director's Disability (as defined below). Each Option shall have an Exercise Price equal to the Fair Market Value of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. Each Option shall have a term of ten years; provided, however, in the event the holder thereof shall cease to be a director of PBG, or its successor, for a reason other than death or Disability (as defined below), such Options shall thereupon immediately terminate and expire. A Non-Employee Director has a "Disability" if he or she is totally and permanently disabled as determined using the standards PBG applies under its long term disability program.

         (d) Non-Employee Directors may exercise their Options by giving an exercise notice to PBG in the manner specified from time to time by the Employee Directors. Options may be exercised by using either a standard cash exercise procedure or a cashless exercise procedure. From time to time, the Board of Directors may change or adopt the procedures relating to Option exercises. If, at any time, a Non-Employee Director suffers a Disability or is otherwise incapable of exercising his or

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her Options before the expiration thereof, the Employee Directors may take any steps they deem appropriate to prevent such Options from lapsing prior to being exercised.

         (e) Each Option award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

         (f) With respect to each Option award, Non-Employee Directors may elect to convert up to one hundred percent (100%) of their Options into shares of PBG Common Stock at the ratio of three Options for one share. The number of shares so determined shall be rounded to the nearest number of whole shares. If less than one hundred percent (100%) of the Options are converted, Options shall be converted in increments of thirty (30) Options.

7.       SHARE AWARDS

         Each individual who is a Non-Employee Director as of March 30, 1999 shall be granted a share award of one share of PBG Common Stock on that date. Each individual who becomes a Non-Employee Director thereafter shall be granted a share award of one share of PBG Common Stock on the first day of the month following the date on which he or she commences service as a Director of PBG.

8.       SHARES OF STOCK SUBJECT TO THE PLAN

         The shares that may be delivered under this Plan shall not exceed an aggregate of 200,000 shares of PBG Common Stock, adjusted, if appropriate, in accordance with Section 10 below. The shares granted or delivered under the Plan may be newly issued shares of Common Stock or treasury shares.

9.       DEFERRAL

         Non-Employee Directors may elect to defer into PBG phantom stock units
(i) all of the shares of Restricted Stock granted under Section 5 and/or (ii) all of the shares resulting from an election made under Section 6(f). Non-Employee Directors who elect to defer receipt of such shares shall be credited with a number of phantom stock units equal to that number of shares of Restricted Stock or PBG Common Stock which they would have received had they not elected to defer. During the deferral period, the value of the phantom stock units will fluctuate based on the market value of PBG Common Stock. Non-Employee Directors will be credited with dividends on phantom stock units at the same rate and time as dividends are declared on PBG Common Stock. Any such dividends shall be credited as additional phantom stock units. At the end of the deferral period, Non-Employee Directors will receive the aggregate value of the PBG phantom stock units credited to them. The value of PBG phantom stock units will be determined by multiplying the number of PBG phantom stock units by the Fair Market Value of PBG Common Stock on the last trading day of the deferral period. All payments of deferred awards shall, in the discretion of the Employee Directors, be made in cash, shares of PBG Common Stock or any combination thereof. Unless otherwise determined by the Employee Directors, (i) the deferral period with respect to shares of Restricted Stock granted under Section 5 shall equal the Non-Employee Director's period of service as a Director of PBG (i.e., such deferral period shall end on the date the Non-Employee Director ceases to be a Director of PBG), and (ii) the deferral period with respect to shares resulting from an election made under Section 6(f) shall not be less than two
(2) years.

10.      DILUTION AND OTHER ADJUSTMENTS

         The number and kind of shares of PBG Common Stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director, may be adjusted proportionately by the

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Employee Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

11.      EFFECT OF MISCONDUCT

         Notwithstanding anything to the contrary herein, if a Non-Employee Director commits "Misconduct," he or she shall forfeit all rights to any unexercised Options, Restricted Stock and phantom stock units credited to him or her under Section 9. For purposes of this Plan, Misconduct occurs if a majority of the Board of Directors determines that a Non-Employee Director has: (a) engaged in any act which is considered to be contrary to the Company's best interests; (b) violated the Company's Code of Conduct or engaged in any other activity which constitutes gross misconduct; (c) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her service as a Director of PBG; or (d) disclosed to an unauthorized person or misused confidential information or trade secrets of the Company.

12.      WITHHOLDING TAXES

         PBG shall have the right to require the payment (through withholding from any amount payable from PBG to the Non-Employee Director or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

13.      RESALE RESTRICTIONS, ASSIGNMENT AND TRANSFER

         Options (unless the Board of Directors specifically determines otherwise), Restricted Stock and PBG phantom stock units may not be sold, transferred or assigned, except in the event of the Non-Employee Director's death, in which case his or her Options, Restricted Stock or PBG phantom stock units may be transferred by will or by the laws of descent and distribution. All restrictions on Restricted Stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedent's personal representative, or by whomever inherits the Options, at any time, through and including their original expiration date.

         Once awarded, the shares of PBG Common Stock received by Non-Employee Directors may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended. PBG phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

14.      FUNDING

         The Plan shall be unfunded. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

15.      DURATION, AMENDMENTS AND TERMINATIONS

         The Board of Directors may terminate or amend the Plan in whole or in part; provided, however, that the Plan may not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code or the rules and regulations thereunder; provided further, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan, unless consented to by the recipients of such awards. The Plan shall continue until terminated.




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